The following is a transcript of the earnings conference call of RAIT Financial Trust, or RAIT, held on October 30, 2014.

DISCLAIMER

The information contained in this transcript is a textual representation of RAIT’s conference call and while efforts were made to provide an accurate transcription, there may be material errors, omissions or inaccuracies in the reporting of the substance of the conference calls. In no way does RAIT assume any responsibility for any investment or other decisions made based upon the information provided on in this event transcript. Users are advised to review RAIT’s conference call itself and RAIT’s SEC filings before making any investment or other decisions.

CORPORATE PARTICIPANTS

Andres Viroslav RAIT Financial Trust — SVP, MD Corporate Communications

Scott Schaeffer RAIT Financial Trust — Chairman, CEO

Jim Sebra RAIT Financial Trust — CFO, Treasurer

CONFERENCE CALL PARTICIPANTS

Jade Rahmani Keefe, Bruyette & Woods, Inc. — Analyst

Jason Stewart Compass Point Research & Trading — Analyst

Steve Delaney JMP Securities — Analyst

Brian Gonick Senvest Capital — Analyst

PRESENTATION

Operator

Good day, ladies and gentlemen, and welcome to the Q3 2014 RAIT Financial Trust earnings conference call. My name is Leann and I will be your operator for today. (Operator Instructions) As a reminder, this call is being recorded for replay purposes.

And now I would like to turn the call over to Andres Viroslav. Please go ahead.

Andres Viroslav - RAIT Financial Trust — SVP, MD Corporate Communications

Thank you, Leann, and good morning to everyone. Thank you for joining us today to review RAIT Financial Trust’s third-quarter 2014 financial results. On the call with me today are Scott Schaeffer, Chief Executive Officer, and Jim Sebra, RAIT’s Chief Financial Officer.

This morning’s call is being webcast on our website at www.RAIT.com. There will be a replay of the call available via webcast on our website and telephonically beginning at approximately 1:00 PM Eastern Time today. The dial-in for the replay is 888-286-8010 with the confirmation code of 88214660.

Before I turn the call over to Scott, I would like to remind everyone that there may be forward-looking statements made in this call. These forward-looking statements reflect RAIT’s current views with respect to future events and financial performance. Actual results could differ substantially and materially from what RAIT has projected. Such statements are made in good faith pursuant to the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995. Please refer to RAIT’s press release and filings with the SEC for factors that could affect the accuracy of our expectations or cause our future results to differ materially from those expectations.

Participants may discuss non-GAAP financial measures in this call. A copy of RAIT’s press release containing financial information, other statistical information, and a reconciliation of non-GAAP financial measures to the most directly comparable GAAP financial measure is attached to RAIT’s most recent current report on Form 8-K available at RAIT’s website, www.RAIT.com, under Investor Relations. RAIT’s other SEC filings are also available through this link.

RAIT does not undertake to update forward-looking statements in this call or with respect to matters described herein, except as may be required by law.

Now I would like to turn the call over to RAIT’s Chief Executive Officer, Scott Schaeffer. Scott?

Scott Schaeffer - RAIT Financial Trust — Chairman, CEO

Thanks, Andres, and thank you all for joining our call today.

We are reporting a quarter of continued growth in revenue, net interest margin, rental income, and net operating income.

Cash available for distribution, or CAD, was a loss of $395,000 for the quarter as a result of the previously announced $21.5 million charge related to the settlement agreement reached with the SEC pertaining to Taberna Capital Management. Excluding this one-time settlement charge, CAD would have been $0.26 per share for the quarter.

We are updating our previously issued CAD guidance to a range of $0.71 to $0.76 per share for the full year of 2014.

RAIT’s Board declared a third-quarter common dividend of $0.18 per share and issued guidance on the fourth-quarter dividend of at least $0.18 per share.

During the third quarter, we funded $256 million of newly originated loans, consisting of $102 million of bridge loans and $154 million of conduit loans. This volume was partially offset by $46 million of commercial loan repayments and $120 million of conduit loan sales in the third quarter.

During the first 9 months of the year, we originated $727 million of loans, with more than 50% of these originations weighted towards floating-rate bridge loans, which create recurring quarterly interest receipts and more stability to our earnings. Fixed-rate conduit loan sales during the quarter of $120 million contributed $3.5 million to our quarterly fee income. In the beginning of October, we sold an additional $96.5 million of fixed-rate loans, which generated $3.1 million of income to start the fourth quarter.

Yesterday we closed FL3, our third and to this point largest floating-rate securitization. FL3 is a $219 million floating-rate CMBS transaction that provides match-funded non-recourse financing for our on-balance sheet bridge loan investments. We issued $181 million of bonds at a weighted average cost of LIBOR plus 1.75%, which represents an 82.6% advance rate. RAIT retained $38 million of the subordinated interests. FL3’s advance rate and weighted average cost both improved from FL2, which was closed this past April. Since entering the floating-rate CMBS market, we have financed $550 million of first mortgage bridge loans and participations. Going forward, we will continue to access this source of non-recourse financing for our balance sheet bridge loans. We have already begun ramping our fourth floating-rate securitization, FL4.

Our owned real estate continues to provide stability to the overall portfolio. Rental income grew through increased rent rates and property acquisitions, primarily in our multifamily portfolio. The multifamily portfolio experienced year-over-year same-store average rent per unit growth of 6.6%. We also acquired two retail assets in Michigan which were sourced through our retail-focused property manager, Urban Retail. We expect to opportunistically acquire more retail assets which, when financed, will generate an immediate double-digit return on our invested equity.

Our subsidiary, Independence Realty Trust, an apartment property equity REIT which we externally advise and consolidate, acquired three properties during the third quarter and now owns 6,470 apartment units. RAIT currently owns approximately 7.3 million shares, representing 28% of IRT’s outstanding common stock.

Before I turn the call over to Jim, I would like to update you on the settlement with the SEC. As previously announced, we have reached an agreement in principle to resolve a nonpublic SEC investigation concerning Taberna Capital Management, RAIT’s investment advisor subsidiary. We expect the formal written settlement to occur on or before December 31, 2014. We recorded the associated $21.5 million settlement charge in the third quarter, and we have begun the process of selling the remaining Taberna legacy business. We are also targeting a year-end completion for that process. We look forward to beginning 2015 with these matters behind us.

At this point I would like to turn the call over to Jim to go through the financial results in more detail. Jim?

Jim Sebra - RAIT Financial Trust — CFO, Treasurer

Thank you, Scott.

For the third quarter, CAD was a loss of $395,000, which included a $21.5 million charge for the previously announced settlement with the SEC. This settlement charge had a $0.26 per share impact to CAD. Therefore, CAD excluding the effect of this one-time charge was $0.26 per share. The $21.5 million settlement charge is recorded in the line item called “Other Income and Expense” in our consolidated income statement.

Compared to the third quarter of 2013, net interest margin was up $1.2 million due to increased loan production, while investment interest expense decreased primarily due to reduced hedging cost and reduced interest expense from lower outstanding debt during the year.

As we’ve discussed previously, the interest rate hedges of our RAIT I and RAIT II securitizations are continuing to burn off. Based on the current 1-month LIBOR curve, we expect to see $1.1 million of reduced hedging cost during the fourth quarter when compared to the fourth quarter of 2013, as hedges continue to expire according to their terms. When looking forward, based on the current 1-month LIBOR forward curve, we are expecting to see additional hedge savings of $8 million in 2015 when compared to the 2014 hedge cost.

From a credit perspective, our CRE nonaccrual loans increased to $40 million and represent about 3% of our loan portfolio at quarter end. The increase resulted from one $10 million mezzanine loan that entered workout during the quarter. Our current loan loss reserves are $15.7 million or 39% of our nonaccrual loans, and we believe that our reserves are adequate for future losses.

Rental income increased by 43% or $12.6 million in Q3 as compared to Q3 last year. This increase is primarily the result of $11 million of rental income associated with 20 properties acquired since September 30, 2013. The remaining $1.6 million increase is due to a continued improvement in rental rates across the same-store properties.

Lastly, fee and other income was $7.8 million in the third quarter of 2014 and was comprised of the following items: $3.5 million of CMBS loan sale profitability; $3.6 million of property management revenue; $308,000 of asset management fees; and $349,000 of other general fee income.

With respect to our expenses, a couple items of note:

Interest expense this quarter is up $3.8 million compared to the third quarter last year, due primarily to $2.2 million of interest associated with mortgage loans used to finance the 20 properties we acquired since September 30 of last year. The remaining increase in interest expense of $1.6 million resulted from our issuances of $132 million of senior unsecured notes during 2014.

Property operating expenses increased by $5.4 million this quarter compared to the third quarter of last year. This increase is the result of the same 20 properties acquired since September 30 last year.

Overall, the net operating income of our real estate portfolio was $20.9 million this quarter, an increase of $7.2 million from Q3 of last year. On a same-store basis, NOI this quarter increased 5.3% from the third quarter of last year.

We are reporting a GAAP net loss for Q3 of $23.3 million or $0.28 per share. The GAAP net loss was attributable to $10 million of continued negative changes in the fair value of our various financial instruments and the nonrecurring charge of $21.5 million settlement with the SEC. The primary driver of the negative changes in the fair value of our financial instruments was an increase in the market price of the legacy Taberna securitization liabilities during 2014, the effect of which narrows that gap between our adjusted book value and GAAP book value. Please remember that the changes in the fair value of our financial instruments are non-cash. As such, we believe that our presentation and discussion of CAD is more indicative of our financial performance. As previously disclosed, we are actively engaged in exiting the legacy Taberna business and have a goal of completing it before year end. This will remove the volatility in our net income created by the changes in the fair value of financial instruments associated with Taberna.

With respect to our CRE CDOs, we continue to meet all over-collateralization tests. CRE I reported an OC test of 127% above the required level of 116%. CRE CDO II reported an OC test of 120% above the required level of 112%. These OC tests are largely unchanged compared to the year-end 2013.

As of quarter end, we continue to maintain good liquidity and capital available for investment. We accessed the capital markets again this quarter through a $72 million offering of 7 1/8% senior notes and raised net proceeds of $69 million. Additionally, Independence Realty Trust, our consolidated sub, completed an 8 million common share offering and raised an additional $73 million of net proceeds in the third quarter. RAIT externally manages IRT and currently owns about 28% of IRT’s outstanding common stock.

Scott, this concludes the financial report.

Scott Schaeffer - RAIT Financial Trust — Chairman, CEO

Thank you, Jim. Operator, at this time, we would like to open up the call for questions.

QUESTION AND ANSWER

Operator

Jade Rahmani, KBW.

Jade Rahmani - Keefe, Bruyette & Woods, Inc. — Analyst

Yes, hi. Thanks for taking the questions. I was wondering if you could discuss recent market volatility, the competitive outlook, and whether you have seen any spread widening or increase in loan yields; and, if possible, if you could distinguish between the CMBS conduit market in which you participate as well as the transitional loan market.

Scott Schaeffer - RAIT Financial Trust — Chairman, CEO

I would be happy to, and thank you. There has been volatility, as we all know. We were very fortunate in that our program to securitize loans on a — with multiple partners relatively quickly after we closed them put us in a good spot. Because when the volatility hit and spreads widened early in October, we had securitized or sold all of our fixed-rate loans — all but one — at that point. So that spread widening that happened in early October really didn’t affect us at all.

Really what it did was it gave us a little bit of support in increasing our own spreads on the asset generation side. But since then, spreads have come back down somewhat, and we feel that we are in a good spot going forward with the loans that we have closed and that are in our pipeline to close over the next couple of months.

As far as the floating-rate program goes, again, spreads widened a little bit there, but not anywhere near what the volatility was in the fixed-rate program. The 175 over spread on our liabilities that we just issued is within a few basis points of where we had targeted when we were generating the loans; and it’s all-in going to provide a 20-plus-% return in year one on our remaining $38 million.

So while there was a little bit of spread movement, not anything significant that we were concerned about. But again, things have calmed down, but you never know what the next month or 2 will bring. Did I answer your question or was there another part?

Jade Rahmani - Keefe, Bruyette & Woods, Inc. — Analyst

That’s helpful, yes. On the B note side and mezzanine lending side, can you comment on that execution? Whether you view those products as attractive and also if you seen any pullback from funds or specialty lenders in that space.

Scott Schaeffer - RAIT Financial Trust — Chairman, CEO

No, we haven’t seen any pullback. For RAIT, I don’t find them particularly a good investment. The returns that are available in the marketplace today I don’t think — again, for RAIT — are commensurate to the risk.

We are doing mezz lending, but only as an add-on to our senior loan production. We are not out doing any standalone mezz.

We will do it if it helps us win a senior loan that we like. But that is the only way.

Jade Rahmani - Keefe, Bruyette & Woods, Inc. — Analyst

Okay. Can you also comment on your current investment capacity following the securitization, as well as how you approach issuing capital, and also how you view parameters around financial leverage?

Scott Schaeffer - RAIT Financial Trust — Chairman, CEO

Sure. We want to issue capital, obviously, as needed in the best way for the Company and in a non-dilutive way. It is one of the reasons that in the third quarter we accessed the baby bond market and did a debt offering, because we just felt that the yields on the debt that were available to us made sense rather than going out and issuing more common at that time.

Our capacity is — we feel we are good through the end of the year to fund the pipeline that we have. Obviously, FL3 and then the securitizations on the fixed-rate side at the end of the third quarter and early in October in the fourth quarter helped our capital position greatly.

So as we look forward we think we are good for the next couple of months. Obviously if the pipeline grows dramatically, we will have to reassess that; but that is where we are.

Jade Rahmani - Keefe, Bruyette & Woods, Inc. — Analyst

Okay. And on financial leverage, just what are some parameters to think about?

Jim Sebra - RAIT Financial Trust — CFO, Treasurer

We have a variety of credit facilities available that max our leverage at 80%. We certainly don’t plan to go too close to that, but that’s what we think about in terms of total cap.

Jade Rahmani - Keefe, Bruyette & Woods, Inc. — Analyst

Great. Thanks for taking the questions.

Operator

Jason Stewart, Compass Point.

Jason Stewart - Compass Point Research & Trading — Analyst

Thanks. Good morning. If we could just talk about FL3 for a minute, I think in the release you said that the total return or net yield was pretty similar to FL2. I am just trying to think through the way that your assumptions are working there, because we did obviously have leverage tick up a bit, which is great to see.

Should we think that you are expecting to see quicker prepayment activity, slightly lower yields in that? I mean, what gets you to the same type of return that you had in FL2?

Scott Schaeffer - RAIT Financial Trust — Chairman, CEO

Well, I believe the return is not — is greater in FL3. I don’t know that we said it was the same as FL2. We said it was double-digit returns.

Again, the overall IRR will depend on the term that these loans on the asset side stay outstanding. But the year one, the loans will — we believe they will all stay out for at least the first year; and we are targeting a 20-plus-% return on that equity, again, for year one.

The securitization market is an interesting place. Obviously, we want to leave enough dollars out on the subordinated side that we hold, to make it meaningful. I have no interest in having $1 million invested at 50%; I would rather have $38 million invested at 20%. So it is always a balancing act.

You take the pool to the rating agencies; they tell you where the different tranches cut. You go out and you talk to the bond buyers; and they say, we will by some of the triple-A if we can get some of the single-A. And you work through it in order to get the best execution.

In FL3 that meant that we would sell down to a 17%, give or take, 17% subordination level. But we are very comfortable there.

It is match-funded. There’s no triggers. There is no mark-to-market. And again, it’s generating a healthy return on a meaningful amount of RAIT investment.

So again, we think it was a better execution from the bond side than FL2 just because spreads were a little bit lower and we have a little bit more, but not dramatically more, leverage.

Jason Stewart - Compass Point Research & Trading — Analyst

Okay. That’s helpful. So the structure that is benefiting you is going to drop to the bottom line; it is not being offset by lower yields?

Scott Schaeffer - RAIT Financial Trust — Chairman, CEO

No, it is dropping to the bottom line.

Jason Stewart - Compass Point Research & Trading — Analyst

Got it. Then on FL4, I am guessing since you’ve already started funding there was no pre-funding for FL3. But does that give you any sense for how we should be thinking about timing for FL4? Or if you want to give us volume guidance, I would take that too.

Scott Schaeffer - RAIT Financial Trust — Chairman, CEO

No, I don’t want to give you volume guidance because I am always wrong. (laughter) We are looking to the end of the first quarter to do FL4.

Jason Stewart - Compass Point Research & Trading — Analyst

Okay, got it. Then just a bigger-picture question, Scott. When you are thinking about being opportunistic in the Retail Center acquisition, could you just give us a little bit more color? I think you mentioned you expect it to be a double-digit return at purchase.

Does that mean that’s the cap rate? Or you think you are buying these below-market to the point where — just some more context about how you are thinking about the return and maybe the size of that opportunistic strategy.

Scott Schaeffer - RAIT Financial Trust — Chairman, CEO

Well, I never want to say that we are buying below market because we have intelligent, savvy sellers that we are dealing with; but we are buying off market. So these are not assets that were out listed with a broker and widely marketed.

It is a relationship that we have had for a long time with the seller and were able to put together a deal that we felt made a lot of sense for RAIT. We are very high on the Urban Retail platform; we think there is a lot of value there in just their historical knowledge and relationships, and that there are assets in the retail space that you can acquire.

It’s very similar to what we have done with IRT. We can acquire assets at cap rates that make good sense — 8.5%, 9%, 9.5%, we are even seeing some in the 10% range — because it is not a property type that the masses are chasing right now. And if you do that and you do it intelligently in markets where there is not going to be any new construction — no one is building malls or strip centers at this point — and if you are in a stable residential area where the property will be supported in the future, and you can again buy them at those cap rates and then finance them at today’s cost of 4.5% or even less in some instances, you generate very, very healthy recurring returns.

I have always been an investor type person that I am interested in what I am generating when I go in. I don’t like trying to look out 10 years and figure out what my reversion is going to be and saying that it’s a good IRR. I would much rather know that I am getting 12% on the first year and that I can grow that; and I will let the reversion take care of itself in the future.

So that is how we are looking at this. These are assets that are well situated in very good stable markets where there is not going to be any new construction. The retailers want to be there, and we can acquire them at numbers or at prices when levered — and levered reasonably; we are talking about 60% to 65% leverage — that generate very nice cash-on-cash returns from the get-go.

Jason Stewart - Compass Point Research & Trading — Analyst

Okay, that’s great. Thanks for taking the questions.

Operator

Steve Delaney, JMP Securities.

Steve Delaney - JMP Securities — Analyst

Hey, good morning, everyone. Thanks for taking the question. Jason beat me to the Retail Center question, but good for him on that.

I am going to just take that one level further, though. Can you comment on — the occupancy tells us these are not transitional properties; but do you consider them, based on like the rent rolls, do you consider these to be like stabilized and optimal at the time? Or are there things that Urban Retail can do to further enhance the cash flows here, say, over the next couple years?

Scott Schaeffer - RAIT Financial Trust — Chairman, CEO

On the current portfolio, there is not a whole lot that Urban can do, because they were managing these before we acquired them.

Steve Delaney - JMP Securities — Analyst

Got it.

Scott Schaeffer - RAIT Financial Trust — Chairman, CEO

So I would be remiss to say that they can do a whole lot. Because if they could, why didn’t they do it for the previous owner?

Steve Delaney - JMP Securities — Analyst

Exactly.

Scott Schaeffer - RAIT Financial Trust — Chairman, CEO

But we do have — we have identified a pipeline of additional opportunities that we may or may not move on. That — there are properties in that pipeline that that Urban does not manage that we do feel, through some increases in occupancy, but more just remerchandising the tenant makeup, that there is a real upside in those assets.

So as we continue to move this process forward, we will be acquiring properties, presumably, that there will be some value-add associated with it.

Steve Delaney - JMP Securities — Analyst

Okay, great. The reason I asked about the property status was to get next step to the $35 million of property-level debt. I was curious.

Was that debt that was in place previously that you stepped into? Or was that new debt that you placed on the property?

Scott Schaeffer - RAIT Financial Trust — Chairman, CEO

It was new debt that we put on.

Steve Delaney - JMP Securities — Analyst

Okay. And I don’t know if you can comment on this, but we have seen one other commercial finance company, Scott, who is both a lender and an opportunistic investor. And because they are active in the conduit space, they are generating some additional revenue by — if they find a property they want to own they will actually write the conduit loan themselves.

I don’t know whether you want to comment on that specifically with this; but is that ability, since you are both an equity investor and a lender, when you look at your — the overall integrated strategy, is it — are you — do you guys look at the opportunity to write your own conduit loans on the properties you acquire?

Scott Schaeffer - RAIT Financial Trust — Chairman, CEO

Yes, we do and we will.

Steve Delaney - JMP Securities — Analyst

Okay, great. All right. Appreciate it. Well, thanks for the color.

Operator

Brian Gonick, Senvest.

Brian Gonick - Senvest Capital — Analyst

Good morning. Can you tell us how much the hedge savings will be in Q4 of this year compared to Q3 of this year?

Jim Sebra - RAIT Financial Trust — CFO, Treasurer

Give me one second; I will find that.

Brian Gonick - Senvest Capital — Analyst

You said it was $8 million for next year; like $0.10 a share, it looks like.

Scott Schaeffer - RAIT Financial Trust — Chairman, CEO

He is flipping through the pages, Brian.

Jim Sebra - RAIT Financial Trust — CFO, Treasurer

Yes, flipping through the pages.

Scott Schaeffer - RAIT Financial Trust — Chairman, CEO

Brian, do you have any other questions that maybe I can —?

Brian Gonick - Senvest Capital — Analyst

No, that’s it.

Jim Sebra - RAIT Financial Trust — CFO, Treasurer

It should be about $800,000.

Brian Gonick - Senvest Capital — Analyst

$800,000? Great. Okay. Thanks, guys.

Operator

Thank you. I would now like to turn the call over to Scott Schaeffer for closing remarks.

Scott Schaeffer - RAIT Financial Trust — Chairman, CEO

Thank you. We are excited to continue executing on our strategy and look forward to speaking with you again next quarter. Thanks for joining our call today and your continued interest in RAIT.

Operator

Thank you. And thank you for your participation in today’s conference. That does conclude the presentation. You may now disconnect. Have a great day.